Exhibit 99.1
Kezar Life Sciences Reports Third Quarter 2025 Financial Results
SOUTH SAN FRANCISCO, Calif. — November 12, 2025 — Kezar Life Sciences, Inc. (Nasdaq: KZR), a clinical-stage biotechnology company developing novel small molecule therapeutics to treat immune-mediated diseases, today reported financial results for the third quarter ended September 30, 2025.
In October, Kezar announced that it has been unable to align with the Food and Drug Administration (FDA) on a potential registrational clinical trial of zetomipzomib, a novel, selective inhibitor of the immunoproteasome, in patients with relapsed and refractory autoimmune hepatitis (AIH). Kezar initiated a process to explore a full range of strategic alternatives focused on maximizing shareholder value. Kezar has retained TD Cowen to support it with the strategic review process. In connection with the evaluation of strategic alternatives, Kezar is in the process of implementing cost-containment and cash conservation measures.
•On October 20, 2025, Kezar made a repayment of $6.3 million in full satisfaction of the aggregate outstanding amount, including accrued interest and final payment fee as of such date, under its Loan Agreement with Oxford Finance, LLC, entered into in November 2021.
•On November 6, 2025, Kezar implemented a restructuring plan to reduce its workforce by approximately 31 employees, or 70% of its headcount. Kezar estimates that it will incur cash expenditures of approximately $6.0 million, consisting primarily of one-time severance payments, benefits and other related costs, and expects to recognize the majority of such costs in the fourth quarter of 2025. Kezar has retained certain employees essential for supporting value creation as part of its strategic review.
Financial Results
•Cash, cash equivalents and marketable securities totaled $90.2 million as of September 30, 2025, compared to $132.2 million as of December 31, 2024. The decrease was primarily attributable to cash used in operations.
•Research and development (R&D) expenses for the third quarter of 2025 decreased by $9.3 million to $6.9 million, compared to $16.2 million in the third quarter of 2024. This decrease was primarily due to the decreased clinical activities resulting from the completion and closeout of clinical trials, a decrease in personnel costs including non-cash stock-based compensation and a decrease in facility related expenses. The decrease was partially offset by the increased drug manufacturing expense.
•General and administrative (G&A) expenses for the third quarter of 2025 decreased by $0.9 million to $4.8 million compared to $5.7 million in the third quarter of 2024. The decrease was primarily due to a decrease in non-cash stock-based compensation and personnel-related expenses.
•Net loss for the third quarter of 2025 was $11.2 million, or $1.53 per basic and diluted common share, compared to a net loss of $20.3 million, or $2.78 per basic and diluted common share, for the third quarter of 2024.
•Total shares of common stock outstanding were 7.3 million shares as of September 30, 2025.

About Kezar Life Sciences
Kezar Life Sciences is a clinical-stage biopharmaceutical company developing novel small molecule therapeutics to treat unmet needs in immune-mediated diseases. This product candidate also has the potential to address multiple chronic immune-mediated diseases. For more information, visit www.kezarlifesciences.com, and follow us on LinkedIn, Facebook, X and Instagram.
Cautionary Note on Forward-looking Statements
This press release contains forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. Words such as “may,” “will,” “can,” “should,” “expect,” “believe,” “potential,” “anticipate” and similar expressions (as well as other words or expressions referencing future events, conditions or circumstances) are intended to identify forward-looking statements. These forward-looking statements are based on Kezar’s expectations and assumptions as of the date of this press release. Each of these forward-looking statements involves risks and uncertainties that could cause Kezar’s clinical development programs, future results or performance to differ materially from those expressed or implied by the forward-looking statements. Forward-looking statements contained in this press release include, but are not limited to, statements about Kezar’s evaluation of strategic alternatives available to Kezar to maximize stockholder value; the anticipated costs and potential benefits of Kezar’s corporate restructuring and workforce reduction; Kezar’s cash, cash equivalents, and marketable securities; and Kezar’s ability to retain employees essential for supporting value creation as part of its strategic review. Many factors may cause differences between current expectations and actual results, including unexpected safety or efficacy data observed during clinical studies, difficulties enrolling and conducting our clinical trials, changes in expected or existing competition, changes in the regulatory environment, the uncertainties and timing of the regulatory approval process, and unexpected litigation or other disputes. Other factors that may cause actual results to differ from those expressed or implied in the forward-looking statements in this press release are discussed in Kezar’s filings with the U.S. Securities and Exchange Commission, including the “Risk Factors” contained therein. Except as required by law, Kezar assumes no obligation to update any forward-looking statements contained herein to reflect any change in expectations, even as new information becomes available.

KEZAR LIFE SCIENCES, INC.
Selected Balance Sheets Data
(In thousands)
	September 30, 2025	December 31, 2024
	(unaudited)
Cash, cash equivalents and marketable securities	$90,216	$132,245
Total assets	97,726	144,682
Total current liabilities	13,376	20,329
Total noncurrent liabilities	1,374	7,437
Total stockholders' equity	82,976	116,916

Summary of Operations Data
(In thousands except share and per share data)
	Three Months Ended		Nine Months Ended
	September 30		September 30
	2025	2024	2025	2024
	(unaudited)		(unaudited)
Operating expenses:
Research and development	$6,914	$16,242	$28,677	$49,712
General and administrative	4,801	5,706	15,266	17,848
Restructuring and impairment charges	-	-	-	1,482
Total operating expenses	11,715	21,948	43,943	69,042
Loss from operations	(11,715)	(21,948)	(43,943)	(69,042)
Interest income	1,026	2,038	3,643	6,728
Other expenses	(538)	(403)	(1,187)	(1,204)
Net loss	$(11,227)	$(20,313)	$(41,487)	$(63,518)
Net loss per common share, basic and diluted	$(1.53)	$(2.78)	$(5.67)	$(8.72)
Weighted-average shares used to compute net loss per common share, basic and diluted	7,323,106	7,296,222	7,313,329	7,286,967

Investor and Media Contact:
Kezar Life Sciences, Inc.
IR@kezarbio.com